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                                                                    EXHIBIT 99.1


NETWORKS ASSOCIATES, INC. PRICES $300 MILLION OF 5.25% CONVERTIBLE SUBORDINATED NOTES DUE 2006


        Santa Clara, California -- August 13, 2001 -- Networks Associates, Inc. (Nasdaq: NETA), announced today that it has priced $300 million aggregate principal amount of its 5.25% Convertible Subordinated Notes due 2006 (excluding up to an additional $45 million that may be issued upon the exercise of an option granted to the initial purchaser). The notes are convertible into shares of Networks Associates' common stock at a conversion price of $18.07 per share. The offering has been made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The closing of the offering is expected to occur on August 17, 2001, and is subject to customary closing conditions.


        This news release does not constitute an offer to sell or a solicitation to buy any of these securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.


Contact:


     Networks Associates, Inc.
     Investor Relations
     3965 Freedom Circle
     Santa Clara, California  95054
     (877) 346-3575